Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-3) and related Prospectus of Fly Leasing Limited for the registration of its common shares, preferred shares, debt securities, warrants, subscription rights, and units and to the incorporation by reference therein of our report dated May 2, 2016, with respect to the consolidated financial statements and schedule of Fly Leasing Limited, included in its Annual Report (Form 20-F) for the year ended December 31, 2016, filed with the Securities and Exchange Commission

/s/ Ernst & Young LLP

San Francisco, California
August 11, 2017